Exhibit 23.1

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax (604) 691-3031 Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardiome Pharma Corp.

We consent to the use of our reports, dated March 13, 2015 (July 27, 2015 as to the effects of the material weakness described in Management’s Annual Report on Internal Control over Financial Reporting (revised)) with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in this amendment No.1 to the annual report on Form 40-F.

Our report dated March 13, 2015 (July 27, 2015 as to the effects of the material weakness described in Management’s Annual Report on Internal Control over Financial Reporting (revised)), on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the control criteria and contains an explanatory paragraph that states that the Company did not have controls designed at a sufficient level of precision to determine that generally accepted accounting principles for stock-based compensation were applied in accordance with the Company’s written policies for awards granted.

We also consent to the incorporation by reference of such reports in the Registration Statement (No. 333-193645) on Form F-10 of the Company and the Registration Statements (No. 333-199091 and No. 333-199092) on Form S-8 of the Company.

Chartered Professional Accountants

July 27, 2015

Vancouver, Canada

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(“KPMG International”), a Swiss entity.
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